Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Big Rock Partners Acquisition Corp. on Amendment No. 2 on Form S-4 (File No. 333-252479) of our report dated April 1, 2021, except for the effects of the restatements discussed for warrants in Note 2, for which the date is May 11, 2021. With respect to our audit of the consolidated financial statements of Big Rock Partners Acquisition Corp. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 11, 2021